Exhibit 10.34

                              EMPLOYMENT AGREEMENT
                              --------------------


                  This Employment Agreement ("Agreement") is made as of the 28th day of February 2002 by and between Intercallnet, Inc., a Florida corporation (the "Company") and Scott R. Gershon ("Employee"), with reference to the following facts and circumstances:

                  WHEREAS, the Company and Employee had previously entered into an Employment Agreement dated October 1, 2001; and

                  WHEREAS, the Company and Employee now wish to supplant and supersede the aforesaid Employment Agreement dated October 1, 2001 by entering into this Employment Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                  Article 1. Employment
                             ----------

                  The Company hereby employs Employee and Employee hereby accepts employment with the Company for an initial period of five (5) years commencing from October 1, 2001 and ending on September 30, 2006 and for additional periods of two (2) years each commencing at the end of the initial period and each additional period; provided, however, that the Company or Employee may terminate such employment, without cause and each at its sole discretion, at the end of the initial period or at the end of any additional period by giving notice to such effect to the other party at least one (1) year prior to the end of the applicable period. As used herein, the phrase "Employment Period" refers to and shall mean the actual period of employment of Employee by the Company and/or its subsidiaries hereunder, whether for the periods provided above, or terminated earlier as hereinafter provided or extended by mutual agreement between the Company and Employee.

                  Article 2. Duties
                             ------

                  2.1 During the Employment Period, Employee shall serve (i) as Chief Executive Officer of the Company, (ii) as the Chairman of the Board of Directors and (iii) as a director of the Company. The Board of Directors (the "Board") of the Company recognizes that the Employee's contribution to the growth and success of the Company has been, and believes will continue to be, substantial, and desires to assure the Company of the Employee's present and continued employment in an executive capacity and to compensate him therefor.

                  2.2 In consideration of the obligations of the Company hereunder, Employee hereby agrees to devote during the Employment Period substantially all of his productive time, ability and attention to the performance of his duties under this Agreement, provided however that this shall not preclude Employee from conducting occasional activities for or on behalf of The Gershon Group, Inc.

                  2.3 Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would lawfully prevent Employee from rendering services to the Company during the Employment Period. Employee further represents, warrants and agrees with the Company that as of the date hereof he has not made, and will not make during the Employment Period, any commitment or do any act in conflict with this Agreement, or take any action that might divert from the Company any opportunity which would be in the scope of any present business of the Company.


                  Article 3. Compensation and Benefits
                             -------------------------

                  3.1 As base compensation for Employee's services hereunder the Company shall pay to Employee a base salary equal to at least the following:

         (i) for the period from October 1, 2001 through September 30, 2002, the amount of two hundred and eight thousand dollars ($208,000) per year;

         (ii) for the period from October 1, 2002 through September 30, 2003, the amount of two hundred and twenty eight thousand eight hundred dollars ($228,800) per year;

         (iii) for the period from October 1, 2003 through September 30, 2004, the amount of two hundred and fifty one thousand six hundred and eight dollars ($251,680) per year;

         (iv) for the period from October 1, 2004 through September 30, 2005, the amount of two hundred and seventy six thousand eight hundred and forty eight dollars ($276,848) per year;

         (v) for the period from October 1, 2005 through September 30, 2006, the amount of three hundred and four thousand five hundred and thirty three dollars ($304,533) per year;

         (vi) thereafter for each subsequent calendar year an amount equal to the previous year's salary plus twenty percent (20%) of such previous year's salary.

                  Such compensation shall be payable in accordance with the Company's payroll policies and procedures.

                  3.2 (a) As additional incentive compensation for Employee's services hereunder, the Company shall pay to Employee in respect of each full fiscal year of the Company which commences within the Employment Period an amount equal to thirty percent (30%) of a "bonus pool" equal to ten percent (10%) of "earnings before income taxes depreciation and amortization" (EBITDA) (as hereinafter defined in subsection (b)) of the Company for such fiscal year in excess of one million four hundred and twenty five thousand dollars ($1,425,000). Such additional compensation shall be paid within thirty (30) days after the date of receipt by the Company of financial statements, certified by the independent public accountants at the time engaged by the Company. The amount of additional compensation payable in respect of any such fiscal year shall not be prorated if the Employment Period terminates during such fiscal year.

                  (b) At the end of each fiscal year of the Company covered by
Section 3.2(a), the Company's independent public accountants shall prepare and submit to the Company and Employee an audited financial statement covering the operations of the Company for such year and setting forth, among other things, the "earnings before income taxes depreciation amortization" (EBITDA) of the Company for that year as hereinafter defined. Each such financial statement shall be prepared in accordance with generally accepted accounting principles and generally accepted auditing standards consistently applied and shall be accompanied by a Report of the Company's independent public accountants auditing such financial statement to the effect that such financial statement was prepared in accordance with generally accepted accounting principles and generally accepted auditing standards. For the purposes of Section 3.2(a), the "earnings before income taxes depreciation and amortization" of the Company for any fiscal year of the Company shall mean the consolidated gross revenues and income of the Company and its consolidated subsidiaries for such fiscal year remaining after deduction therefrom of (i) all normal cost and expense deductions determined in accordance with generally accepted accounting principles and generally accepted auditing standards consistently applied and appropriately deductible from gross revenues under such principles and standards and (ii) an amount equal to the amount of base compensation paid to Employee by the Company during such fiscal year under Section 3.1 (but no deduction for any additional compensation paid or payable to Employee at any time under this Agreement), but excluding (A) any provision for any United States Federal, state or local income taxes or for any foreign income taxes in respect of such fiscal year, (B) any depreciation and/or amortization and (C) any profit or loss, as the case may be, resulting from unusual and nonrecurring items which are not identifiable with, or do not result from, the business operations of the Company and its subsidiaries. For purposes of this Section 3.2, the "fiscal year" of the Company means the annual period for which the Company files its Federal income tax returns.

                  3.3 Nothing herein shall prevent the compensation provided for in Section 3.1 and/or Section 3.2 from being increased at any time by the consent and agreement of the Company and Employee, as approved by the Board of Directors of the Company; and nothing herein shall prevent Employee from being entitled to receive any bonus or additional compensation which may be voted or approved by the Board of Directors of the Company. If any substantial entity shall be added to the Company during the Employment Period, then the parties hereto agree to negotiate in good faith to determine whether any further compensation to Employee is appropriate as a result of duties Employee undertakes on behalf of the Company with respect to such entity.

                  3.4 It is understood and agreed that all amounts to be paid by the Company to Employee under this Agreement shall be subject only to deductions for Federal, State and local payroll and other taxes and charges (including, without limitation, income taxes, FICA, etc.) and to such other deductions in respect to Company benefits.

                  3.5 Any compensation otherwise payable to Employee under this Agreement in respect of any period during which Employee is receiving amounts for loss of earnings or the like under any Company insurance plan or policy and/or under any government program shall be reduced by such amounts.

                  3.6 On the effective date of this Agreement, the Company shall grant to Employee a non-qualified option under the Company's 2001 Stock Option Plan to purchase from the Company an additional two hundred and fifty thousand (250,000) shares of the Company's Common Stock as follows:

                  (i) 100,000 shares at the price of $0.50 per share, to vest one (1) year after the effective date of this Agreement;
                  (ii) 100,000 shares at the price of $0.75 per share, to vest two (2) years after the effective date of this Agreement; and
                  (iii) 50,000 shares at the price of $1.00 per share, to vest three (3) years after the effective date of this Agreement.

The stock option agreements and other documents relating to all such stock options shall be modified to provide for the immediate vesting of all such stock options upon the occurrence of a Business Combination as defined under Article 7.

                  Article 4. Benefits
                             --------

                  4.1 No later than December 31, 2002, the Company shall obtain and pay for life insurance on Employee in the amount of one million dollars ($1,000,000). The proceeds of such insurance shall be payable and paid to Employee's beneficiary in accordance with Section 5.2. After December 31, 2002 and until the end of the Employment Period, the Company shall obtain and pay for disability insurance on Employee providing for monthly payments to Employee of at least $10,400 in the case of Employee becoming permanently disabled as defined in Section 5.3. All terms and conditions in this paragraph 4.1 are subject to the determination by the Company's Board of Directors that the payment of such benefit is financial feasible.

                  4.2 Except as otherwise expressly provided herein, during the Employment Period, Employee shall be covered by and participate in the Company's various benefits as in effect from time to time, including, without limitation, the Company's medical benefits plan and long term disability plan, as and to the extent customarily provided by the Company to its other most senior executives and shall be entitled to paid vacation in accordance with the Company's then current vacation policy.

                  Article 5. Death and Disability
                             --------------------

                  5.1 It is understood and acknowledged that Employee's efforts expended to date and to be hereafter expended are necessary in order for the Company to achieve any significant growth and success. Accordingly, if during the Employment Period Employee should become permanently disabled (as defined in Section 5.3) or should die (i) any and all amounts which would have been paid to Employee under Article 3 had he not become disabled or died shall be paid in full to Employee, or, in the case of his death, to Employee's beneficiary in accordance with Section 5.2 and (ii) Employee, or, in the case of his death, Employee's beneficiary (determined as set forth in Section 5.2), shall have the full right to exercise the options set forth in Section 3.6; provided, however, that for the purposes of this Section 5.1 only, the Employment Period shall end at the end of the then current Employment Period in which such disability or death occurs and shall not be automatically extended for any additional period, without any requirement that the Company give written notice of termination at the end of such Employment Period in accordance with Article 1.

                  5.2 Whenever any of the provisions of this Agreement require the payment of any amount and/or distribution of any options or stock to Employee's beneficiary, such payment and/or distribution shall be made to such individual or individuals, and in such shares, as Employee shall last have designated by written notice to the Company or, in the absence of an effective designation, to his widow or, if she shall not then be living, to his children in equal shares or, if no such child shall then be living, to his descendants in equal shares per stirpes. If no such beneficiary shall be living when any such payment and/or distribution is required to be made, such payment and/or distribution shall be made to Employee's estate. Employee may, in the manner provided above, change any such designation from time to time, may designate successor beneficiaries and may make separate designations in respect of each provision of this Agreement under which any such payment may be made.

                  5.3 For the purposes of this Agreement, Employee shall be deemed to have become permanently disabled if Employee should be unable, due to physical or mental incapacity, to substantially perform Employee's duties and responsibilities under this Agreement for a period of one hundred eighty (180) consecutive days.

                  Article 6. Termination
                             -----------

                  6.1 Subject to the provisions of this Article 6, Employee's employment with the Company may be terminated at any time (i) by the Company, "For Cause" or "Without Cause", by giving written notice of termination to Employee, in the manner provided in Article 10, no later than sixty (60) calendar days prior to the date elected by the Company as the termination date, or (ii) (i) by Employee, by written resignation, in the manner provided in
Article 10, no later than sixty (60) calendar days prior to the date elected by Employee as the resignation date; the Employment Period shall end and terminate on the aforesaid termination date or resignation date, as the case may be.


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

                  6.2 Termination "For Cause".
                      -----------------------

                  (a) For the purposes of this Agreement, "For Cause" is defined as a termination for: (i) willful breach of confidentiality, non-disclosure or non-compete obligations to the Company; (ii) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude; or (iii) conviction for fraud, embezzlement or other act of dishonesty that causes material injury to the Company or any of its affiliates.

                  (b) If Employee's employment with the Company should be terminated by the Company "For Cause", Employee shall not be entitled to receive any base compensation under Section 3.1 after the date of such termination; however, Employee's rights and benefits under all other Articles and Sections of this Agreement shall continue for a period of no longer than three (3) months. Employee's right to purchase shares of the Company's stock under Section 3.6 shall continue to be governed by the Employee's stock option agreement.

                  6.3 Termination "Without Cause" or Certain Resignation.
                      --------------------------------------------------

                  (a) For the purposes of this Agreement, "Without Cause" is defined as a termination for any reason other than "For Cause".

                  (b) If Employee's employment with the Company should be terminated by the Company "Without Cause", or if Employee should resign his employment with the Company because of demotion from Chief Executive Officer of the Company then in such case:

                  (i) Employee shall be entitled to receive any and all amounts which would have been paid to Employee (i.e., base compensation and additional incentive compensation) under
                  Article 3, as in effect on the date immediately prior to Employee's termination hereunder, had his employment had not been so terminated shall be paid in full to Employee until the end of eighteen (18) months from such termination date (with regard to the additional incentive compensation, such compensation shall be determined based upon the fiscal year in which such termination date occurs and the amount of such additional compensation as so determined shall be payable for each fiscal year which commences within such period);

                  (ii) Employee shall have the full right to exercise the options and purchase shares set forth in Section 3.6 in accordance with terms of the applicable stock option agreement;

                  (iii) In lieu of the payments provided in (i) of this Section 6.3, Employee may elect in writing the payment to Employee by the Company of a lump sum settlement in an amount equal to eighty percent (80%) of the total aggregate payments that would have been payable under such (i) of this Section 6.3; and


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

                  (iv) Employee's rights and benefits under all other Articles and Sections of this Agreement shall continue in accordance with the terms and provisions thereof, including, without limitation, Employee's rights and benefits under Article 4.

                  6.4 Resignation by Employee
                      -----------------------

                  If Employee should resign his employment with the Company for any reason other than demotion from Chief Executive Officer of the Company or a Business Combination, then in such case, the Company shall have no liability or obligation to Employee hereunder or otherwise in respect of his employment other than the obligation to pay to Employee any accrued and unpaid base compensation under Section 3.1 as of the date of termination plus such additional compensation as shall be due to Employee under Section 3.2 in respect of any fiscal year in which such resignation occurs and the amount of such additional compensation in respect of such fiscal year shall not be prorated even though such resignation occurs within such fiscal year. Employee's right to purchase shares of the Company's stock under Section 3.6 shall continue to be governed by the Employee's stock option agreement.

                  Article 7. Business Combination
                             --------------------

                  7.1 For purposes of this Article 7, a "Business Combination" shall mean (i) the merger or consolidation of the Company with or into, the sale or other transfer of all or substantially all of the assets and/or business of the Company to any person or entity, or (ii) the ownership, directly and indirectly, of one (1) share more than fifty percent (50%) of the total voting capital stock of the Company then issued and outstanding by any person or entity.

                  7.2 It is expressly recognized by the parties that a Business Combination would necessarily result in the material alteration or diminishment of Employee's position and responsibilities. Therefore, if, during the Employment Period, there shall occur, with or without the consent of the Company, a Business Combination, (i) all options and rights then owned by Employee to purchase shares of the Company's Common Stock shall immediately vest and (ii) Employee shall have the right to terminate his obligations under this Agreement and the Employment Period by giving written notice in the manner provided in Article 10 within thirty (30) calendar days after the effective date of the Business Combination. It is expressly recognized that Employee's position with the Company and agreement to be bound by the terms of this Agreement represent a commitment in terms of Employee's personal and professional career which cannot be reduced to monetary terms and necessarily constitutes a forbearance of options now and in the future open to Employee in the Company's areas of endeavor. Accordingly, in the event that Employee elects to terminate under this Article 7 his obligations under this Agreement because of a Business
Combination:

         (a) Employee shall be under no obligation whatever to seek other employment opportunities during any period between termination of this Agreement under this Article 7 and expiration of Employee's unexpired Employment Period as it existed at the time of termination, and Employee shall not be obligated to accept any other employment opportunity, which may be offered to Employee during such period.

         (b) During the period commencing from the termination date hereunder and ending eighteen (18) months thereafter, Employee shall receive for each year of such period on a semi-monthly basis, an amount equal to one hundred percent (100%) of Employee's annual compensation (i.e., base compensation and additional incentive compensation) under Article 3 as in effect on the date immediately prior to Employee's termination hereunder (with regard to the additional incentive compensation, same shall be determined hereunder based upon the results of the fiscal year which ended no earlier than six
                  (6) months prior to the termination date; otherwise, the results of the last fiscal year to commence before the termination date shall be used).

         (c)      In lieu of the semi-monthly payments provided in (b) of this
                  Section 7.2, Employee may elect in writing the payment to Employee by the Company of a lump sum settlement in an amount equal to eighty percent (80%) of the total aggregate payments that would have been payable under such (b) of this Section 7.2.

         (d) All of Employee's rights under this Agreement shall continue in full force and effect in accordance with their terms.

                  The payments to be made to Employee under (b) or (c) above of this Section 7.2 shall be in lieu of Employee's rights to receive payments under
Article 3; however, notwithstanding Employee's election to terminate under this
Article 7 his obligations under this Agreement because of a Business Combination, Employee's rights and benefits under all other Articles and Sections of this Agreement shall continue in accordance with the terms and provisions thereof, including, Employee's rights and benefits under Article 4.


                  7.3 Employee's termination of his obligations under this Agreement by reason of a Business Combination as described in this Article 7 and the receipt by Employee of any amounts pursuant to Section 7.2 shall not preclude (i) Employee's continued employment with the Company, or the surviving entity in any Business Combination, on such terms as shall be negotiated between the Company (or such surviving entity) and Employee following such termination or (ii) Employee's employment by any other party after the date of such termination.

                  Article 8. Non-Compete and Non-Solicitation
                             --------------------------------

                  8.1 (a) During the Employment Period and for eighteen (18) months after the termination of the Employment Period (whether by expiration, termination "For Cause" under Section 6.2, termination "Without Cause" or Certain Resignation under Section 6.3, termination by Employee under Section 6.4, termination by Employee under Article 7 or termination for any other reason or cause whatsoever), and only for such period, Employee agrees that, subject to the Company fulfilling its obligations under this Agreement, including, without limitation, the Company's obligations under Articles 6 and 7, he will not, directly or indirectly, engage, undertake or participate in (as an employee, principal, partner, stockholder, consultant or otherwise) in the State of Florida and/or in the country of Antigua and Barbuda in the business of providing independent call center services for third parties; provided, however, that nothing herein contained shall prohibit the ownership of not more than five percent (5%) of the stock of any corporation whose stock is listed on a national securities exchange; and provided, further, that notwithstanding anything herein to the contrary Employee may perform and do such acts and provide such services for the benefit of the Company as may be requested by the Company from time to time.

                  (b) If the time and/or geographical limits provided for in Subsection 8.1(a) shall be held invalid or unenforceable by a competent court, then in such case such limits shall be modified to such periods and/or such geographical areas, as the case may be, as shall be determined to be valid and enforceable by such court.

                  8.2 During the Employment Period and for eighteen (18) months after the termination of the Employment Period (whether by expiration, termination "For Cause" under Section 6.2, termination "Without Cause" or Certain Resignation under Section 6.3, termination by Employee under Section 6.4, termination by Employee under Article 7 or termination for any other reason or cause whatsoever), and only for such period, Employee agrees that, subject to the Company fulfilling its obligations under this Agreement, including, without limitation, the Company's obligations under Articles 6 and 7, he will not, directly or indirectly, for Employee's benefit or the benefit of a third party, initiate any offer of employment to, or to solicit the services of, any employee of the Company or initiate any discussions relating to the possible employment of, or the utilization of services of, any such employee.

                  Article 9. No Adequate Remedy
                             ------------------

                  The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

                  Article 10. Notices

                  Any notice, request, consent, waiver or other communication given, made or withdrawn pursuant to this Agreement to be effective shall be in writing or by telegram, telex or other electronic written communication and shall be effective (a) same day when delivered personally to Employee or to the Company, as the case may be, by hand or courier service or (b) three (3) business days after deposit in the mail, sent certified, postage prepaid, or (c) same day when sent by telex or other electronic written communication, answerback or other acknowledgement of receipt received, addressed as provided below, or to such other address as may be designated by any party hereto giving or changing its address:

                           If to Employee, to:

                           Scott Gershon
                           c/o Intercallnet, Inc.
                           6340 NW 5th Way
                           Fort Lauderdale, Florida 33309

                           If to the Company, to:

                           Intercallnet, Inc.
                           6340 NW 5th Way
                           Fort Lauderdale, Florida 33309

                  Article 11. Personal Agreement
                              ------------------

                  This Agreement is personal. Employee shall not have the right to assign, sell, pledge or otherwise dispose of his rights and obligations under this Agreement without the Company's prior written consent and then only in accordance with such consent.

                  Article 12. Confidential
                              ------------

                  It is understood and agreed by the parties hereto that the matters described in this Agreement and the terms and conditions of this Agreement shall be treated as confidential by Employee and the Company and shall not be disclosed or made available by Employee or the Company to any third party without the prior written consent of the other party hereto and then only to the extent and only in accordance with the conditions set forth in any such consent.

                  Article 13. Miscellaneous Provisions
                              ------------------------

                  13.1 This Agreement contains the sole and complete agreement concerning the arrangements between the parties and supersedes and replaces any and all prior agreements, written and/or oral, between the parties; accordingly, all of such prior agreements between the parties are null and void and without any force or effect. Neither party has made any representation with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement.

                  13.2 No waiver, amendment or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver, amendment or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting the Agreement, or the rights or obligations of the parties hereunder, unless such waiver, amendment or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 12.2 may not be waived except as herein set forth.

                  13.3 The Article captions are inserted only as a matter of convenience, and shall not be used in any manner to interpret the provisions thereof.

                  13.4 This Agreement is executed and delivered in the State of Florida and shall be construed and enforced in accordance with the laws and decisions of that State, without reference to its choice of laws rules.

                  13.5 The effective date of this Agreement for all purposes shall be the date first above written.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed in their name and on their behalf by their respective representatives thereunto duly authorized as of the date first above written.

                                             Employer:

                                             Intercallnet, Inc.

                                             By:      /s/ George A. Pacinelli
                                                      -------------------------
                                                      George A. Pacinelli
                                                      President

                                             Employee:

                                             By:      /s/ Scott R. Gershon
                                                      -------------------------
                                                      Scott R. Gershon
                                                      Chief Executive Officer

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